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                                                                     Exhibit 4.7



                             RESTRICTED STOCK GRANT
                             ----------------------

                         PURSUANT TO THE TERMS OF THE

            LYONDELL CHEMICAL COMPANY 1999 LONG-TERM INCENTIVE PLAN
            -------------------------------------------------------


  1. GRANT OF RESTRICTED SHARES. Lyondell Chemical Company, a Delaware corporation ("Company"), hereby grants, effective as of ________________, ____, to _____________________ ("Participant") all rights, title and interest in the record and beneficial ownership of _______________ shares (the "Restricted Shares") of common stock, $1.00 par value per share, of Company ("Company Stock") subject to the conditions described in Paragraph 3 as well as the other provisions of this grant of Restricted Stock (the "Restricted Stock Grant").
The Restricted Shares are granted pursuant to the Lyondell Chemical Company 1999 Long-Term Incentive Plan (as amended and in effect from time to time, the "Plan") and are subject to the provisions of the Plan, which is hereby incorporated herein and is made a part hereof, as well as the provisions of this document. By acceptance of this Restricted Stock Grant, Participant agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan as implemented by this Restricted Stock Grant. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided.

  2. CUSTODY OF RESTRICTED SHARES. Upon satisfaction of the vesting conditions set forth in Paragraph 3, Company shall issue and deliver to Participant a certificate or certificates for such number of Restricted Shares as are required to be issued and delivered under this Restricted Stock Grant unless Participant elects to hold such shares on an uncertificated basis through the Company's stock transfer agent or such other agent as the Company may from time to time designate. Prior to the satisfaction of such vesting conditions or the occurrence of such events, the Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, and shall be held in custody by the Company until such time as the restrictions on their transfer have lapsed.

  3. VESTING. The total number of Restricted Shares subject to this Restricted Stock Grant shall vest on [DESCRIBE SCHEDULE] or, if earlier, the date of the Retirement, death or Disability of Participant, or occurrence of a Change of Control. Should Participant's employment with Company and any Subsidiaries terminate prior to the earlier of [DESCRIBE SCHEDULE], or the date of any Change of Control for any reason other than Retirement, death or Disability of Participant, Participant shall forfeit the right to receive the Restricted Shares.

      For vesting purposes Retirement means a termination of employment initiated voluntarily by the Participant (i) on or after age 65 or (ii) on or after age 55 with 10 years of participation service as credited under the Company's qualified defined benefit pension plan. Disability means a permanent and total disability as defined in the Company's Executive Long-Term Disability Plan.

  4. OWNERSHIP RIGHTS. Subject to the restrictions set forth herein, Participant is entitled to voting rights and to the right to receive any cash dividends that may be paid on Restricted Shares, whether or not vested.

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  5.  REORGANIZATION OF COMPANY AND SUBSIDIARIES.  The existence of the restricted Stock Grant shall not affect in any way the right or power of Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company's capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Shares or the rights thereof, or the dissolution or liquidation of Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

  6. NO GUARANTEE OF EMPLOYMENT. This Restricted Stock Grant shall not confer upon Participant any right with respect to continuance of employment or other service with Company or any Subsidiary, nor shall it interfere in any way with any right Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

  7. WITHHOLDING OF TAXES. The Company shall have the right to take such action as may be necessary or appropriate to satisfy any tax withholding obligations.



                                     LYONDELL CHEMICAL COMPANY



                                     _____________________________________
                                     By:__________________________________
                                     Printed Name:________________________
                                     Title:_______________________________

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ACKNOWLEDGMENT


  The undersigned, _________________________, grantee of the award of Restricted Shares pursuant to this Agreement, hereby acknowledges receipt of a copy of this Agreement and understands that his rights in respect of the Restricted Shares may be forfeited as provided in this Agreement.

  Dated ______________, 1999


                                        PARTICIPANT

                                        ____________________________________
                                             Printed

  Name:________________________



  As the Restricted Shares vest, Participant is entitled to receive a certificate representing such vested shares. Alternatively, Participant may elect to hold such shares on an uncertificated basis through the Company's stock transfer agent. UNCERTIFICATED SHARES ARE FULLY TRANSFERRABLE AND CARRY THE SAME RIGHTS OF OWNERSHIP AS CERTIFICATED SHARES. Please elect one of the two options listed below with respect to the shares subject to this grant.

_________   I hereby elect to hold my vested shares on an uncertificated basis through the Company's stock transfer agent. I understand that I am entitled to quarterly statements of my account status, to receive dividends and all other relevant tax and other reports with respect to such shares and to request a certificate or certificates evidencing the shares.

_________   I hereby elect to receive certificates evidencing my vested shares.


                                        PARTICIPANT


                                        ____________________________________
                                        Printed Name:________________________


If Participant fails to elect one of the alternatives, the shares will held for Participant on an uncertificated basis.

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